As filed with the Securities and Exchange Commission on March 17, 2020

Registration No. 333-160783

Registration No. 333-143550

Registration No. 333-135595

Registration No. 333-128205

Registration No. 333-113048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TURQUOISE HILL RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Yukon, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Suite 3680-1 Place Ville Marie

Montreal, Quebec H3B 3P2, Canada

(Address of principal executive offices)

Employees’ and Directors’ Equity Incentive Plan

(Full title of the plan(s))

CT Corporation

28 Liberty Street, 42nd Floor

New York, New York 10005

(Name and address of agent for service)

(212) 894-8700

(Telephone number, including area code, of agent for service)

Copies to:

Adam M. Givertz, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Telephone: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Turquoise Hill Resources Ltd. (the “Company”) is filing this Post-Effective Amendment No. 1 to withdraw and remove from registration the unsold securities under its Employees’ and Directors’ Equity Incentive Plan (as amended and restated from time to time, the “Plan”) previously registered by the Company pursuant to its Registration Statements on Form S-8 (the “Registration Statements”): 1) Registration No. 333-160783, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 24, 2009; 2) Registration No. 333-143550, filed with the SEC on June 6, 2007; 3) Registration No. 333-135595, filed with the SEC on July 5, 2006; 4) Registration No. 333-128205, filed with the SEC on September 9, 2005; and 5) Registration No. 333-113048, filed with the SEC on February 24, 2004. The Registration Statements registered up to 42,401,403 of the Company’s common shares, issuable upon the exercise of options granted under the Plan.

This Post-Effective Amendment No. 1 hereby amends the Registration Statements to deregister all of the unsold securities registered under the Plan. As a result of this deregistration, no securities remain registered for sale pursuant to the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Montreal, Province of Quebec, Country of Canada, on this 17th day of March, 2020.

TURQUOISE HILL RESOURCES INC.

By:	/s/ Dustin S. Isaacs
Dustin S. Isaacs
General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.